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                                                                 EXHIBIT 23.1

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS
                            WITH RESPECT TO FORM S-8

As independent public accountants, we hereby consent to the incorporation by reference in this registration statement of our report dated February 10, 1999 included (or incorporated by reference) in the Chicago Bridge & Iron Company N.V.'s Form 10-K for the year ended December 31, 1998 and to all references to our Firm included in this registration statement.

It should be noted that we have not made an examination of any financial statements of Chicago Bridge & Iron Company N.V. and Subsidiaries as of any date or for any period subsequent to December 31, 1998, the date of the latest financial statements covered by our report.


/s/ Arthur Andersen


Amsterdam, The Netherlands
September 10, 1999